                                                                     Exhibit 3.2


                           CERTIFICATE OF AMENDMENT
                                    OF THE
                  FIFTH RESTATES CERTIFICATE OF INCORPORATION
                                      OF
                      HEALTH MANAGEMENT ASSOCIATES, INC.


     HEALTH MANAGEMENT ASSOCIATES, INC., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, DOES HEREBY CERTIFY THAT:

     FIRST: The name of the Corporation is Health Management Associates, Inc. The name under which the Corporation was formed was H.M.A., Inc.

     SECOND: The Certificate of Incorporation of the Corporation was filed by the Department of State on September 26, 1979. The Fifth Restated Certificate of Incorporation of the Corporation was filed by the Department of State on February 21, 1995. A Certificate of Amendment of the Fifth Restated Certificate of Incorporation of the Corporation was filed by the Department of State on March 6, 1997.

     THIRD: The first paragraph of Article 4 of the Fifth Restated Certificate of Incorporation is hereby amended in its entirety to provide as follows:

          Article 4. The total number of shares of capital stock which the corporation has authority to issue is 755,000,000 shares, consisting of:

                  A. 750,000,000 shares of Class A Common Stock, par value $.01 per share ("Common Stock"); and

                  B. 5,000,000 shares of Preferred Stock, par value $.01 per share ("Preferred Stock").

     All of the provisions of Article 4 of the Fifth Restated Certificate of Incorporation other than the first paragraph thereof shall remain in full force and effect, unchanged by this Amendment.

     FOURTH: This Amendment of the Fifth Restated Certificate of Incorporation was duly adopted by the Board of Directors of the Corporation, declaring its advisability, at a meeting duly called and held on December 15, 1998. Thereafter, on February 16, 1999, the annual meeting of stockholders of the Corporation was duly called and held, upon notice in accordance with the provisions of Section 222 of the General Corporation Law of the State of Delaware, at which meeting a majority of the outstanding stock entitled to vote thereon was voted in favor of this Amendment.

     FIFTH: This Amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation of the State of Delaware.

     SIXTH: The capital of the Corporation shall not be reduced under or by reason this Amendment.

     IN WITNESS WHEREOF, HEALTH MANAGEMENT ASSOCIATES, INC. has caused this Certificate to be signed by William J. Schoen, its Chairman of the Board and Chief Executive Officer, and Timothy R. Parry, its Corporate Secretary, this 3/rd/ day of March, 1999.



                                   /s/ William J. Schoen
                                   ---------------------------------------------
                                   William J. Schoen,
                                   Chairman of the Board and Chief
                                   Executive Officer



     CORPORATE SEAL



Attest:  /s/ Timothy R. Parry
         --------------------------------------
         Timothy R. Parry
         Corporate Secretary